Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

March 28, 2013

Enzo Biochem, Inc.

527 Madison Avenue

New York, New York 10022

Re:        Enzo Biochem, Inc.

At-the-Market Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Enzo Biochem, Inc., a New York corporation (the “Company”), in connection with the Sales Agreement, dated March 28, 2013 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., as agent (the “Agent”), relating to the sale by the Agent of shares of common stock, par value $0.01 per share, of the Company having an aggregate offering price of up to $20,000,000 (the “Securities”).

In the above capacity, we have reviewed (i) the registration statement on Form S-3 (Registration No. 333-168311) for the registration of the Securities and other securities of the Company initially filed by the Company on July 2, 2010 with the Securities and Exchange Commission (the “Commission”) and declared effective on August 5, 2010, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein (the “Incorporated Documents”), and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated August 5, 2010 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the prospectus supplement, dated March 28, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus and the Incorporated Documents, the “Prospectus”), relating to the offering of the Securities, (iv) an executed copy of the Sales Agreement, (v) the Certificate of Incorporation of the Company, as amended to date, (vi) the Amended and Restated By-laws of the Company, as amended to date and (vii) certain resolutions of the Board of Directors of the Company relating to the offering of the Securities (the “Board Resolutions”).

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Securities have been duly taken and, upon issuance pursuant to the terms of the Sales Agreement and in accordance with the Board Resolutions, the Securities will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the references to our firm in the Prospectus Supplement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP